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                                                                   EXHIBIT 10.13

ACUSON MANAGEMENT
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              ACUSON MANAGEMENT INCENTIVE PLAN - OFFICERS - 1999


Acuson's Management Incentive Plan (MIP-Officer) has been established by the Compensation Committee of the Board of Directors (the "Committee") as a means to reward and retain corporate officers and to provide incentives for them to exert maximum efforts for the success of the Company. It is also intended to reward individual performance against objectives for both individual and work group goals, as well as to encourage teamwork among the Company's key employees as a means of achieving ongoing company success.

Plan Design:
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Our MIP-Officer is a "Performance Based" plan, which links incentive award directly to the achievement of goals and objectives and planned financial results. The plan may consist of personal objectives for achieving individual and work group goals and corporate objectives. The target incentive bonus percentage for plan participants is set by the Committee.

For all officers other than the Designated Officers as described below, personal objectives will be set by the officers' immediate supervisor and reviewed by the CEO. At full achievement of personal objectives, the MIP will pay out the target bonus percentage times the base salary as of the end of the measurement period. A percentage of the full pay out amount may be linked to each objective. In order for any amount to be paid for achievement of personal objectives, a satisfactory level of overall personal performance must be maintained. The Company reserves the right to modify objectives to meet changing business requirements by notifying participants within 30 days of the change.

For 1999, the amount of the target percentage to be paid to the CEO, the President, and such other executive officers as the Committee may designate ("Designated Officers") is determined based on the Committee's subjective evaluation of personal, as well as overall department and corporate objectives, and performance.

For all officers other than the Designated Officers, the plan may pay out to each officer an additional amount (corporate match) of either 50% or 200% of the determined percentage of the payout to such officer for the achievement of personal objectives. The "corporate match" is paid if the Company achieves certain EPS goals established by the Committee. For the "Designated Officers", the plan may pay out to each officer an additional amount (corporate match) of either 50% or 100% of the determined percentage of the payout to such officer.

Participation:
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Participation in Acuson's MIP-Officer is at the sole discretion of the
Committee, and is limited to executive officers. Participation in this plan during one measurement period does not entitle the officer to participate in any subsequent period or plan, should there be one, as each period and plan will be independent of the other. Target bonus percentage levels may vary from one measurement period to the next, and within a measurement period, may vary among participants. Measurement periods may vary from year to year.

Members of this plan will not participate in the company-wide profit sharing program.

To participate, the employee must be an executive officer of the Company. To receive a payout, the officer must be an active employee of the company on the date of plan payout. Should an officer's job change during the measurement period, s/he may be removed from this plan, and will then become eligible to participate in the company-wide profit sharing plan.

Payout:
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The measurement period for the target bonus for Designated Officers is Fiscal
Year 1999. For all other officers, there are two measurement periods: Q2 through Q3 1999 and Q4 1999 through Q1 2000. Payout for target bonuses will occur in the quarter following the end of each measurement period. The measurement period for the corporate match is the Company Fiscal 1999 earnings. Payout for the corporate match will occur in the quarter following the completion of all measurement periods.

Payment will be made in cash (less required taxes) and be immediately vested.

Authority:
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ACUSON MANAGEMENT
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Full authority to set, interpret, administer, amend or terminate this plan resides with the Committee. Decisions of the Committee will be final. This plan and its provisions create no vested rights. This plan and its provisions may be modified or terminated at any time at the Company's discretion, including during any measurement period. The plan is not an employment contract and neither this plan nor participation in this plan shall confer upon any participant any right to continue in the employ of the Company and shall not affect the Company's right to terminate the employment of any person, with or without cause.